Press release

RBC Bearings Incorporated Announces Fiscal 2012 Fourth Quarter Results

Oxford, CT – May 30, 2012 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter ended March 31, 2012.

Fourth Quarter Highlights

	Q4 Fiscal 2012	Q4 Fiscal 2011
($ in millions, except EPS)	GAAP	GAAP	% Change
Net sales	$111.3	$88.9	25.2%
Gross margin	$41.2	$30.3	35.8%
Gross margin %	37.0%	34.1%
Operating income	$24.1	$16.1	49.9%
Operating income %	21.6%	18.1%
Net income	$15.5	$9.9	57.4%
Diluted EPS	$0.69	$0.44	56.8%

Full Year Highlights

	Fiscal 2012	Fiscal 2011
($ in millions, except EPS)	GAAP	GAAP	% Change
Net sales	$397.5	$335.6	18.4%
Gross margin	$140.6	$109.8	28.1%
Gross margin %	35.4%	32.7%
Operating income	$77.6	$56.2	38.2%
Operating income %	19.5%	16.7%
Net income	$50.0	$34.9	43.4%
Diluted EPS	$2.23	$1.58	41.1%

“Our fourth quarter results demonstrated our continued strong execution and the improving fundamentals of our end markets. Strong demand in the industrial end markets, particularly mining, energy, and general distribution, continues, and our major aerospace customers are increasing build rates that incorporate numerous new products,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We are pleased to report growth in sales, gross margins, and earnings for our fiscal year, and we remain focused on delivering shareholder value as we execute on our plans to position RBC Bearings as a leading manufacturer for the industrial and aerospace markets.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2012 were $111.3 million, an increase of 25.2% from $88.9 million in the fourth quarter of fiscal 2011. The increase of 25.2% was driven by an increase of 25.4% in our industrial business and by a 25.0% increase in net sales in our aerospace and defense business. Gross margin for the fourth quarter was $41.2 million compared to $30.3 million for the same period last year. Gross margin as a percentage of net sales was 37.0% in the fourth quarter of fiscal 2012 compared to 34.1% for the same period last year.

Operating income increased 49.9% to $24.1 million for the fourth quarter of fiscal 2012 compared to $16.1 million for the same period last year. As a percentage of net sales, operating income was 21.6% compared to 18.1% for the same period last year.

Interest expense, net for the fourth quarter of fiscal 2012 was $0.1 million compared to $0.6 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2012 was $8.4 million, an effective income tax rate of 35.0% compared to income tax expense of $5.3 million, an effective rate of 35.0% for the same period last year.

For the fourth quarter of fiscal 2012, the Company reported net income of $15.5 million compared to net income of $9.9 million in the same period last year. Diluted EPS for the fourth quarter of fiscal 2012 increased 56.8% to $0.69 per share compared to $0.44 per share for the same period last year.

Full Year Results

Net sales for the twelve month period ended March 31, 2012 were $397.5 million, an increase of 18.4% from $335.6 million for the twelve month period ended April 2, 2011. Both our industrial and aerospace and defense markets contributed equally to this increase in net sales. Gross margin for the twelve month period ended March 31, 2012 was $140.6 million compared to $109.8 million for the same period last year. Gross margin as a percentage of net sales was 35.4% for the twelve month period of fiscal 2012 compared to 32.7% for the same period last year.

For the twelve month period ended March 31, 2012, the Company reported operating income of $77.6 million compared to $56.2 million for the same period last year. Operating income as a percentage of net sales was 19.5% for the twelve month period ended March 31, 2012 compared to 16.7% for the same period last year.

Interest expense, net for the twelve month period ended March 31, 2012 was $1.0 million, a decrease of $0.8 million, from $1.8 million for the same period last year.

Income tax expense for the twelve month period ended March 31, 2012 was $26.0 million, an effective income tax rate of 34.2% compared to income tax expense of $18.0 million, an effective income tax rate of 34.1%, for the same period last year.

Net income for the twelve month period ended March 31, 2012 was $50.0 million compared to net income of $34.9 million for the same period last year. Diluted EPS for the twelve months ended March 31, 2012 was $2.23 per share compared to $1.58 per share for the same period last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 800-561-2693 (international callers dial 617-614-3523) and enter conference ID # 12074078. An audio replay of the call will be available from 1:00 p.m. ET on Wednesday, May 30th until 11:59 p.m. ET on Wednesday, June 6th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 88390174. Investors are advised to dial into the call at least ten minutes prior to the call to register.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,137 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011

Net sales	$111,323	$88,898	$397,511	$335,625
Cost of sales	70,149	58,579	256,931	225,851
Gross margin	41,174	30,319	140,580	109,774

Operating expenses:
Selling, general and administrative	16,523	13,898	61,303	52,706
Other, net	587	367	1,629	875
Total operating expenses	17,110	14,265	62,932	53,581

Operating income	24,064	16,054	77,648	56,193

Interest expense, net	110	626	1,045	1,791
Other non-operating expense	67	252	624	1,525
Income before income taxes	23,887	15,176	75,979	52,877
Provision for income taxes	8,361	5,309	25,982	18,009
Net income	$15,526	$9,867	$49,997	$34,868

Net income per common share:
Basic	$0.71	$0.45	$2.28	$1.61
Diluted	$0.69	$0.44	$2.23	$1.58

Weighted average common shares:
Basic	21,940,436	21,788,514	21,880,554	21,678,626
Diluted	22,507,838	22,232,269	22,390,914	22,078,711

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,	April 2,	March 31,	April 2,
Segment Data, Net External Sales:	2012	2011	2012	2011

Plain bearings segment	$56,619	$45,262	$200,141	$168,777
Roller bearings segment	35,092	25,662	123,803	98,942
Ball bearings segment	11,399	10,100	42,330	40,637
Other segment	8,213	7,874	31,237	27,269
	$111,323	$88,898	$397,511	$335,625

	Three Months Ended		Twelve Months Ended
	March 31,	April 2,	March 31,	April 2,
Selected Financial Data:	2012	2011	2012	2011

Depreciation and amortization	$3,548	$3,204	$14,190	$12,971

Incentive stock compensation expense	$1,000	$1,017	$4,121	$4,057

Cash provided by operating activities	$13,059	$9,581	$45,029	$49,956

Capital expenditures	$6,542	$3,188	$17,841	$10,440

Total debt			$1,041	$31,296

Cash and short-term investments			$68,621	$67,887

Backlog			$215,873	$196,697